STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is made as of March 19, 2021, by and among Global Water Resources, Inc., a Delaware corporation (the “Company”), Levine Investments Limited Partnership, an Arizona limited partnership (the “Partnership”), William S. Levine, Jonathan L. Levine, and Andrew M. Cohn, together with their Affiliates (as defined below).

RECITALS

WHEREAS, William S. Levine owns 50% of the voting shares and is the Chairman of Keim, Inc., an Arizona corporation (“Keim”), which is the general partner of the Partnership; and
WHEREAS, Jonathan L. Levine is a limited partner of the Partnership and owns 50% of the voting shares and is a director and the President of Keim; and

WHEREAS, Jonathan L. Levine and Andrew M. Cohn have been nominated to join the Company’s Board of Directors; and

WHEREAS, the Company is an existing, approved public utility holding company subject to the rules and regulations of the Arizona Corporation Commission (the “ACC”); and

WHEREAS, the ACC rules require that a transaction that results in an organization of a public utility holding company or a reorganization of an existing, approved public utility holding company, in each case be subject to the approval by the ACC; and

WHEREAS, the Company desires to enter into this Agreement in order to (i) satisfy itself that no Shareholder (as defined below) or Shareholders acting as a group “control” the Company under the ACC rules and (ii) obtain contractual assurances from the Shareholders that they will refrain from future actions that could result in one or more of them acquiring “control” of the Company under the ACC rules; and

WHEREAS, the Shareholders have agreed to enter into this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. For purposes of this Agreement, the following terms have the following meanings:

“ACC” shall have the meaning set forth in the recitals.

“Agreement” shall have the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Common Stock” shall mean Company’s common stock, par value $0.01 per share.

“Company” shall have the meaning set forth in the preamble.

“Control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or management policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Keim” shall have the meaning set forth in the recitals.

“Parties” mean the parties to this Agreement.

“Partnership” shall have the meaning set forth in the preamble.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity, or other entity.

“Shareholders” means the Partnership, William S. Levine, Jonathan L. Levine, Andrew M. Cohn, and their Affiliates, collectively.

“Term” shall have the meaning set forth in Section 6.

2.Standstill Provision. During the Term, the Shareholders agree that neither the Shareholders nor their Affiliates will directly or indirectly, without the prior written consent of the Company (i) acquire, agree to acquire, or make any proposal to acquire, equity securities (including convertible debt instruments and preferred stock or any shares of capital stock issuable upon the conversion or exercise thereof) of the Company, or (ii) in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with the ownership, voting or acquisition of any equity security of the Company. Notwithstanding the foregoing (a) Andrew M. Cohn may purchase equity securities provided that after such purchase, Andrew M. Cohn and his Affiliates beneficially own no more than 9.9%, in the aggregate, of the voting power of all voting securities of the Company; and (b) a Shareholder who is a member of the Board of Directors of the Company may receive equity compensation in payment for his board service provided that after such payment, such Shareholder and his Affiliates beneficially own no more than 49.0%, in the aggregate, of the voting power of all voting securities of the Company. With respect to clause (b) above, in the event that after such payment the Shareholder and Affiliates would own more than 49.0%, in the aggregate, of the voting power of all voting securities of the Company, such equity compensation shall be replaced with a cash payment of equivalent value to the Shareholder and Affiliates as applicable.

3.Shareholder Representations. Each of the Shareholders represents and warrants as follows as to himself or itself except as otherwise stated:

(a)The Shareholder, if an individual acting in such Shareholder’s individual capacity, has all legal capacity to enter into this Agreement and to perform his obligations hereunder.

(b)The Shareholder, if a limited partnership, has all requisite limited partnership power and authority to enter into this Agreement and to perform its obligations hereunder.

(c)This Agreement has been duly executed and delivered by the Shareholder and is a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(d)The Shareholder beneficially owns such number of shares of Common Stock as set forth on Schedule A hereto.

(e)The Shareholders have not acquired and do not hold any shares of Common Stock as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act).

(f)Neither Andrew M. Cohn nor any of his Affiliates (i) Controls Keim or the Partnership or (ii) has voting or investment power over any of the Common Stock held by the Partnership, William S. Levine or any of his Affiliates.

(g)The Shareholders have not entered into any agreement or understanding of any kind regarding the Company or the voting, acquisition or disposition of Common Stock.

(h)Neither Andrew M. Cohn nor any of his Affiliates (i) is a general partner or limited partner of the Partnership; (ii) is a stockholder, officer or director of Keim; (iii) is a party to the Partnership’s partnership agreement; (iv) is an officer of the Partnership; or (v) exercises any management or Control over the Partnership or Keim as it relates to the Common Stock or the Company.

(i)There is no agreement or other business relationship between or among Andrew M. Cohn on one hand and William S. Levine and Jonathan L. Levine on the other hand of any kind (including, but not limited to, trustee, executor, holding of proxies, power of attorney, etc.) that relates or could in the future relate in any way to the Common Stock or the Company.

(j)The Partnership is managed and controlled by Keim.

(k)To the extent Andrew M. Cohn is or remains an employee or independent contractor of the Partnership or Keim, his duties as an employee or an independent contractor of the Partnership or Keim do not relate to the Company or the Common Stock, and in no respect is Andrew M. Cohn authorized to take any action on behalf of the Partnership or Keim regarding the Company or the Common Stock.

(l)Each Shareholder who serves on the Company’s Board of Directors acknowledges that he will not be considered “independent” pursuant to Nasdaq rules.

4.Company Representations. The Company represents and warrants as follows:

(a)The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

5.Shareholder Covenants.

(a)During the Term, the Shareholders agree that neither they nor any Affiliate will take any action that could result in Andrew M. Cohn or any of his Affiliates having (i) Control of the Partnership or Keim or (ii) voting or investment power over any of the Common Stock held by the Partnership, William S. Levine, Jonathan L. Levine or any of their Affiliates, including following the death or incapacity of William S. Levine or Jonathan L. Levine.

(b)During the Term, the Shareholders shall not cause or permit any event, condition, fact or circumstance to occur, arise or exist that would constitute a breach of any representation or warranty made by the Shareholders in this Agreement (other than the representation in Section 3(d)) as if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance.

(c)During the Term, the Shareholders agree that Andrew M. Cohn will not make any communication purporting to act on behalf of the Partnership, Keim or William S. Levine with respect to the Company or the Common Stock held by the Partnership, William S. Levine or any of his Affiliates, and to the extent the Company receives any such communication from Andrew M. Cohn on behalf of the Partnership, Keim, or William S. Levine, the Shareholders direct the Company to disregard said communication as unauthorized and void.

6.Termination. The term (“Term”) of this Agreement shall commence from the date of this Agreement through the date that the Shareholders (together with their Affiliates) no longer beneficially own Common Stock (including shares underlying options or warrants) representing, on a fully diluted basis, in the aggregate, at least 20% of the Company’s outstanding Common Stock; provided, however, that this Agreement may be terminated or amended at any time by the mutual written consent of the Parties, including the prior approval of a disinterested majority of the Board of Directors of the Company; provided, further, that this Agreement may be terminated by any Party following six (6) months written notice to the other Parties delivered at any time after the later of (i) July 1, 2026 and (ii) the first date after June 30, 2026 that Andrew M. Cohn is no longer serving on the Company’s Board of Directors.

7.Remedies.

(a)Each Party acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching Party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

8.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Executed counterparts of this Agreement may be delivered by facsimile or by e‑mail as PDF attachments with the same force and effect as an original.

9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

10.Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any Party shall be assigned, in whole or in part by any party without the prior written consent of the other Parties.

11.Counsel. Each Party acknowledges and agrees that such Party is represented by legal counsel or has had the opportunity to have this Agreement reviewed by his or its legal counsel.

12.Entire Agreement; Amendment. This Agreement supersedes all prior communications, understandings and agreements of or between the Parties with respect to the subject matter hereof, including that certain Standstill Agreement, dated December 21, 2017 among the Company, the Partnership, William S. Levine and Andrew M. Cohn, and contains the entire agreement of the Parties with respect to the matters contemplated herein. Except as otherwise provided herein, no provision of this Agreement may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first specified above.

GLOBAL WATER RESOURCES, INC.

By: /s/ Ron L. Fleming
Name: Ron Fleming
Title: President & CEO

LEVINE INVESTMENTS LIMITED
PARTNERSHIP by its general partner, Keim, Inc.

By: /s/ William S. Levine

Its: President

/s/ William S. Levine
William S. Levine

/s/ Jonathan L. Levine
Jonathan L. Levine

/s/ Andrew M. Cohn
Andrew M. Cohn

[SIGNATURE PAGE TO STANDSTILL AGREEMENT]

SCHEDULE A

Name	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock (2)
Levine Investments Limited Partnership	9,677,920 (3)	42.8%
William S. Levine	9,727,920 (3)	43.1%
Jonathan L. Levine	9,677,920 (4)	42.8%
Andrew M. Cohn	1,885,687(5)	8.3%

(1) The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities.

(2) Based on 22,587,766 shares of Common Stock outstanding as of March 1, 2021.

(3) Based on the Company’s 2020 Proxy Statement. Number of shares of Common Stock consists of 9,677,920 shares held of record by the Partnership. William S. Levine owns 50% of the voting shares and serves as chairman of Keim. Number of shares also includes 50,000 shares held of record by Levine Family Trust "A", for which Mr. Levine is the Trustee.

(4)    Based on the Company’s 2020 Proxy Statement. Number of shares of Common Stock consists of 9,677,920 shares held of record by the Partnership. Jonathan L. Levine is a limited partner of the Partnership and owns 50% of the voting shares and is a director and the President of Keim.

(5)    Based on Schedule 13G filed by Andrew M. Cohn on January 21, 2021.